Document
EXHIBIT 3.1

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF ANSYS, INC.

ARTICLE ONE

The name of the corporation is ANSYS, Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Zip Code 19801, County of New Castle. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Company has authority to issue is 100 shares, which will be designated common stock, par value $0.01 per share.

ARTICLE FIVE

The number of directors of the Company shall be such as are from time to time fixed by, or in the manner provided in, the Bylaws of the Company (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended & Restated Certificate of Incorporation (this “Certificate”) to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article Seven by either of (i) the stockholders of the Company or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE EIGHT

The directors shall have powers, without the assent or vote of the stockholders, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company as is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; provided, however, that any act or thing of the directors is subject to the statutes of the DGCL, this Certificate and any Bylaws from time to time made by the stockholders; provided, further, that no Bylaws so made shall invalidate any prior act or thing of the directors which would have been valid if such Bylaw had not been made.

ARTICLE ELEVEN

The Company shall, to the full extent permitted by Section 145 of the DGCL, as may be amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE TWELVE

Section 203 of the DGCL shall not apply to the Company.

ARTICLE THIRTEEN

Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them, and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under Section 291 of the DGCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

ARTICLE FOURTEEN

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.